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                                                                    EXHIBIT 99.5


[CHARTER COMMUNICATIONS LOGO]                                 [CABLEVISION LOGO]






                 CHARTER AGREES TO ACQUIRE MICHIGAN CABLE SYSTEM
                                FROM CABLEVISION

                      TRANSACTION VALUED AT $172.5 MILLION


ST. LOUIS, MO AND BETHPAGE, NY, MARCH 7, 2000 - Charter Communications, Inc. (Nasdaq: CHTR) and Cablevision Systems Corporation (NYSE: CVC) today announced that they have executed a definitive agreement under which Charter will acquire Cablevision's 48,500 subscriber cable system in Kalamazoo, Michigan for total consideration of $172.5 million in Charter common stock.

"Kalamazoo is a strategic acquisition for Charter, operationally and technically," said Jerald L. Kent, Charter's President and CEO. "We have been building our operations in Michigan, and with the addition of Kalamazoo, we will serve approximately 600,000 customers in Michigan, Charter's third largest state in number of customers."

Cablevision previously announced that it was pursuing strategic alternatives for its cable operations in Kalamazoo and other locations as part of a strategy to concentrate its efforts in the New York metropolitan area. Cablevision recently announced the sale of its Ohio cable systems to Adelphia Communications Corp. and Cablevision continues to evaluate strategic alternatives of the operation of its cable systems in Massachusetts.

"Charter is pleased to continue Cablevision's plan to bring advanced services like digital cable and high-speed Internet access to the Kalamazoo community. We plan to consolidate our headend signal distribution equipment in Kalamazoo with other Charter properties making it a master headend location," Kent said.

"Cablevision's targeted growth strategy is to focus on the New York market, where we have built a unique concentration of assets," said James L. Dolan, president and CEO of Cablevision. "We are confident that Charter's commitment to the wired future ensures that Kalamazoo customers will be able to take full advantage of the new generation of broadband capability."






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The companies expect the transactions to close as expeditiously as possible following necessary franchise transfer and other required approvals. Waller Capital advised Cablevision in connection with this transaction.

Charter Communications is a Wired World(TM) company offering a full range of traditional cable television services. The company has also begun to offer services including digital cable television, high-speed Internet access and paging and is introducing interactive video programming. All of these services are important steps toward the realization of the Wired World vision where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. Charter is the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers. The chairman of Charter Communications is Paul G. Allen. Jerald L. Kent is the company's president and CEO. More information about Charter can be accessed on the Internet at www.chartercom.com.

Cablevision Systems Corporation is one of the nation's leading entertainment and telecommunications companies. Its cable television operations serve more than
3.4 million subscribers located primarily in the New York metropolitan area. The company's advanced telecommunications offerings include its Lightpath commercial telephone service and its Optimum OnLine-branded high-speed Internet service. Cablevision's Rainbow Media Holdings, Inc. subsidiary operates entertainment businesses, including Madison Square Garden and its sports teams, American Movie Classics, Bravo, FOX Sports Net, Radio City Entertainment and Radio City Music Hall. The company also owns and operates THE WIZ consumer electronics stores and Clearview Cinemas in the New York metropolitan area. Information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.



CONTACT:
Anita Lamont
Charter Communications
(314) 543-2215

CONTACT:
Charles Schueler
Cablevision Systems Corporation
(516) 803-1013